EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of New Century Financial Corporation on Form S-8 pertaining to the New Century Financial Corporation 2004 Performance Incentive Plan, as amended, of our reports dated March 15, 2006, with respect to the consolidated balance sheets of New Century Financial Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of New Century Financial Corporation.

/s/ KPMG LLP

Los Angeles, California

May 11, 2006